Exhibit 97.1

2500 Trex Way

Winchester, VA 22601

POLICY – RECOVERY OF COMPENSATION FOR ACCOUNTING RESTATEMENTS

EFFECTIVE: October 23, 2013; Amended and Restated October 24, 2023

1. Purpose and Scope. Trex Company, Inc. (the “Company”) has adopted this compensation clawback policy (the “Policy”) to comply with Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”), as codified by Section 10D and Rule 10D-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and Section 303A.14 of the New York Stock Exchange Listed Company Manual (the “NYSE rules”), which require the recovery of certain forms of executive compensation in the case of accounting restatements resulting from a material error in an issuer’s financial statements. This policy shall be administered by the Compensation Committee (“Committee”) of the Board of Directors of the Company (the “Board”).

2. Covered Executives. This Policy applies to all the Company’s current and former officers, as defined by Rule 16a-1(f) under the Exchange Act, and such other employees who may from time to time be deemed subject to this Policy by the Committee (each, a “Covered Executive”). For the avoidance of doubt, a Covered Executive for purposes of this Policy shall include each executive officer who is or was identified pursuant to Item 401(b) of Regulation S-K. Subsequent changes in a Covered Executive’s employment status, including retirement or termination of employment, do not affect the Company’s rights to recover Incentive-Based Compensation pursuant to this Policy. For purposes of this Policy, Incentive-Based Compensation shall be deemed to have been received during the fiscal period in which the financial reporting measure specified in the award is attained, even if such Incentive-Based Compensation is paid or granted after the end of such fiscal period.

3. Incentive-Based Compensation. For purposes of this policy, the term “Incentive-Based Compensation” means any compensation, including annual cash incentive awards and both the grant and the vesting of long-term equity incentive awards, that is granted earned or vested based wholly or in part upon the attainment of a financial reporting measure. “Financial reporting measures” are measures that are determined and presented in accordance with accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures, including stock price and total shareholder return. “Excess Incentive-Based Compensation” means any Incentive-Based Compensation paid or payable to a Covered Executive based on the erroneous data in the original financial statements in excess of the Incentive-Based Compensation that would have been paid or payable to the Covered Executive had it been based on the financial statements, without respect to any taxes paid, after giving effect to the Restatement as defined below. For Incentive-Based Compensation based on stock price or total shareholder return, where the amount of Excess Incentive-Based Compensation is not subject to mathematical recalculation directly from the information in a Restatement: (a) the amount must be based on a reasonable estimate of the effect of the Restatement on the stock price or total shareholder return upon which the Incentive-Based Compensation was received; and (b) the Company must maintain documentation of the determination of that reasonable estimate and provide such documentation to NYSE.

4. Recovery; Accounting Restatement. In the event the Company prepares an accounting restatement of its financial statements due to material noncompliance with any financial reporting requirement under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period (a “Restatement”), the Company shall, as promptly as it reasonably can, take such actions as it deems necessary or appropriate, to recover (including through obtaining a repayment or implementing a forfeiture) any Excess Incentive-Based Compensation from any Covered Executive who received Incentive-Based Compensation during the three completed fiscal years immediately preceding the date on which the Company is required to prepare such Restatement (the “Restatement Date”). The Restatement Date shall be the earlier of (i) the date the Company‘s board of directors, a board committee, or officer(s) are authorized to take such action if board action is not required, concludes, or reasonably should have concluded, that the Company is required to prepare an accounting restatement as described in paragraph (c)(1) of Section 303A.14 of the NYSE rules or (ii) the date a court, regulator, or other legally authorized body directs the Company to prepare an accounting restatement as described in paragraph (c)(1) of Section 303A.14 of the NYSE rules.

The Committee will consider all factors it deems relevant and exercise business judgment in determining whether there was any Excess Incentive-Based Compensation, and if so, the amount of such Excess Incentive-Based Compensation. No recovery shall be required in the case of a Committee determination that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered. Such determination shall be made after a reasonable and documented attempt to recover the Incentive-Based Compensation, which documentation shall be provided to NYSE. The Committee shall determine, in its sole discretion, the method of recovering any Incentive-Based Compensation pursuant to this Policy.

5. No Indemnification. The Company shall not indemnify any current or former Covered Executive against the loss of erroneously awarded compensation, and shall not pay, or reimburse any Covered Executives for premiums, for any insurance policy to fund such executive’s potential recovery obligations.

6. Notice. Before the Committee determines to seek recovery pursuant to this Policy, it shall provide the Covered Executive with written notice and the opportunity to be heard at a meeting of the Committee (either in person or via telephone).

7. Effective Date. This Amended and Restated Policy applies to Incentive-Based Compensation awarded on or after October 2, 2023. The Policy adopted on October 23, 2013, prior to this amendment and restatement applies to Incentive-Based Compensation awarded before October 2, 2023.

8. Amendment and Interpretation. The Board may amend this Policy from time to time in its discretion and shall amend this Policy as it deems necessary to reflect the regulations adopted by the SEC and to comply with any rules or standards adopted by a national securities exchange on which the Company’s securities are then listed. This Policy is intended to be administered and interpreted in a manner consistent with the requirements of Section 10D of the Exchange Act and any applicable rules, regulations or listing standards adopted by the Securities and Exchange Commission or the New York Stock Exchange. If and to the extent that any modifications to this policy are determined to be necessary to comply with such rules, regulations or listing standards, such revisions shall be deemed to be effective as of the date so required.